Exhibit 99.1

Wesco Aircraft Holdings Reports Results for Fiscal First Quarter 2013

VALENCIA, CA, January 29, 2013 — Wesco Aircraft Holdings, Inc. (“Wesco Aircraft” or the “Company”) (NYSE: WAIR), a leading provider of comprehensive supply chain management services to the global aerospace industry, today announced results for its fiscal first quarter ended December 31, 2012.

Highlights

•                  Revenue of $211.2 million, up 9.7% compared to $192.6 million in the prior year

•                  Net Income of $18.4 million, with Diluted Earnings Per Share of $0.19

•                  Adjusted Net Income of  $24.1 million, with Adjusted Diluted Earnings Per Share of $0.25

•                  Full year 2013 guidance unchanged for sales of $865 to $890 million, Diluted EPS of $1.08 to $1.12, and Adjusted Diluted EPS of $1.14 to $1.19.

Fiscal 2013 First Quarter Results

Revenue for the first fiscal quarter was $211.2 million, an increase of 9.7% compared to $192.6 million in the prior year period.  The increase in the North America segment was 10.3% which was mainly driven by the Interfast acquisition.  Wesco again demonstrated strong international growth during the quarter with revenues in the Rest of World segment increasing by 32.9% compared to the prior year.  In the first quarter, Ad Hoc, JIT and LTA sales as a percentage of net sales represented 40%, 26% and 34%, respectively, compared to 35%, 31% and 34%, respectively, for the same period last year.

Net income for the first quarter was $18.4 million, resulting in Diluted Earnings Per Share of $0.19. This compares to $23.2 million, or $0.24 per share in the prior year period.  The reduction in Diluted Earnings Per Share was primarily the result of a write-off of deferred financing costs associated with the recent refinancing of the Company’s debt and credit facilities (approx. $0.03 per share) and integration costs associated with the recent acquisition of Interfast ($0.01 per share).  Excluding these and other unusual items, Adjusted Net Income was $24.1 million and Adjusted Earnings Per Share was $0.25 in the first quarter of 2013 as compared to $24.3 million or $0.26 per share in the prior year period.  The current year period benefitted from higher sales, primarily due to the Interfast acquisition, and a lower tax rate.  Offsetting this benefit were slightly lower gross margins as our lower margin electronics products sales grew more rapidly than our hardware sales and the addition of SG&A costs associated with the Interfast business.

Wesco Aircraft’s Chairman, President and Chief Executive Officer, Randy Snyder said, “Our first quarter results were strong and give us high confidence in our full year guidance for sales growth and earnings per share.  We are experiencing high levels of activity in bookings, additions to our current contracts, and contract signings with new customers, which adds to our optimism for the rest of the year and beyond.  The Interfast integration is also going very well and exceeding my expectations.  None of this would be achievable without our strong customer relationships, the support of our suppliers and the dedicated efforts of the best employees in the business.”

Financial Outlook

Based on our performance during the first quarter, Wesco reiterates its guidance for 2013 and expects full year revenues to be between $865 and $890 million, representing a growth rate of approximately 11% to 15% over 2012 results. Diluted EPS and Adjusted Diluted EPS are expected to be in the range of $1.08 to $1.12, and $1.14 to $1.19, respectively.

Conference Call Information

Wesco Aircraft will also hold a conference call to discuss its first quarter results at 5:00 p.m. EST on January 29, 2013.  The conference call can be accessed by dialing 866-825-3308 (domestic) or 617-213-8062 (international).  Participants will need to enter passcode 41826718.

The conference call will be simultaneously broadcast on Wesco Aircraft’s Investor Relations website (http://ir.wescoair.com).

Following the live webcast, a replay will be available on the Company’s website for one year.  A telephonic replay will also be available approximately one hour after the conference call and may be accessed by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and entering passcode 57269261.  The telephonic replay will be available until February 5, 2013.

About Wesco Aircraft

Wesco Aircraft is one of the world’s largest distributors and providers of comprehensive supply chain management services to the global aerospace industry.  The Company’s services range from traditional distribution to the management of supplier relationships, quality assurance, kitting, just-in-time delivery and point-of-use inventory management.  The Company believes it offers the world’s broadest inventory of aerospace parts, comprised of more than 500,000 different stock keeping units, including hardware, bearings, tools, electronic components and machined parts. Wesco Aircraft has more than 1,200 employees across 41 locations in 12 countries.

To learn more about Wesco Aircraft, visit our website at www.wescoair.com.

Non-GAAP Financial Information

‘‘Adjusted Net Income’’ represents Net Income before: (i) amortization of intangible assets, (ii) amortization or write-off of deferred financing costs and original issue discount, or OID, (iii) unusual or non-recurring items and (iv) the tax effect of items (i) through (iii) above calculated using an assumed effective tax rate.

“Adjusted Basic EPS” represents Basic EPS calculated using Adjusted Net Income as opposed to Net Income.

“Adjusted Diluted EPS” represents Diluted EPS calculated using Adjusted Net Income as opposed to Net Income.

‘‘Adjusted EBITDA’’ represents Net Income before: (i) income tax provision, (ii) net interest expense, (iii) depreciation and amortization, (iv) Carlyle Acquisition related non-cash stock-based compensation expense and (v) unusual or non-recurring items.

Wesco utilizes and discusses Adjusted Net Income, Adjusted Basic EPS, Adjusted Diluted EPS and Adjusted EBITDA, which are non-GAAP measures our management uses to evaluate our business, because we believe they assist investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.  We believe these metrics are used in the financial community, and we present these metrics to enhance investors’ understanding of our operating performance.  You should not consider Adjusted EBITDA and Adjusted Net Income as an alternative to Net Income, determined in accordance with GAAP, as an indicator of operating performance. Adjusted Net Income, Adjusted Basic EPS, Adjusted Diluted EPS and Adjusted EBITDA are not measurements of financial performance under GAAP, and these metrics may not be comparable to similarly titled measures of other companies.  See below for a reconciliation of Adjusted Net Income, Adjusted Basic EPS, Adjusted Diluted EPS and Adjusted EBITDA to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Forward Looking Statements

Certain information in this news release contains forward-looking statements with respect to the Company’s financial condition, results of operations or business or its expectations or beliefs concerning future events.  Such forward-looking statements include the discussions of the Company’s business strategies and the Company’s expectations concerning future operations, revenues, earnings per share, margins, profitability, liquidity and capital resources.  In some cases, you can identify forward-looking statements by terminology such as “guidance,” “may,” “will,” “could,” “should,” “forecasts,” “expects,” “intends,” “plans,” “anticipates,” “projects,” “outlook,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “preliminary,” or the negative of these terms or other comparable terminology.  Although the Company believes that such forward-looking statements are reasonable, it cannot assure you that any forward-looking statements will prove to be correct.  Such forward-looking statements involve risks, uncertainties, estimates and assumptions that may cause the Company’s actual results, performance or achievements to be materially different than those set forth in this news release.  Additional information relating to factors that may cause actual results to differ from the Company’s forward-looking statements can be found in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012 filed on November 30, 2012. The Company undertakes no obligation to update or revise forward-looking statements after the day of the release as a result of new information, future events or developments except as required by law.

Exhibits

Exhibit 1:	Consolidated Statements of Income (Unaudited)

Exhibit 2:	Condensed Consolidated Balance Sheets (Unaudited)

Exhibit 3:	Condensed Consolidated Statements of Cash Flows (Unaudited)

Exhibit 4:	Non-GAAP Financial Information (Unaudited)

Exhibit 1

Wesco Aircraft Holdings, Inc.

Consolidated Statements of Income (UNAUDITED)

(In thousands, except for per share data)

	Three Months Ended
	December 31, 2012	December 31, 2011

Net sales	$211,170	$192,554
Cost of sales	137,070	119,282
Gross profit	74,100	73,272
Selling, general and administrative expenses	34,725	28,193
Income from operations	39,375	45,079
Interest expense, net	(11,377)	(6,514)
Other expense, net	(155)	(22)
Income before provision for income taxes	27,843	38,543
Provision for income taxes	(9,417)	(15,365)
Net income	$18,426	$23,178

Net income per share:
Basic	$0.20	$0.25
Diluted	$0.19	$0.24

Weighted average shares outstanding:
Basic	92,514	91,198
Diluted	95,179	94,979

Exhibit 2

Wesco Aircraft Holdings, Inc.

Condensed Consolidated Balance Sheets (UNAUDITED)

(In thousands)

	December 31, 2012	September 30, 2012

Assets
Cash and cash equivalents	$39,734	$60,856
Accounts receivable, net	129,667	130,013
Inventories	572,731	557,216
Other current assets	53,764	53,944
Deferred income taxes	32,396	32,872
Total current assets	828,292	834,901
Long-term assets	702,586	702,515
Total assets	$1,530,878	$1,537,416

Liabilities and Stockholders’ Equity
Accounts payable	$72,862	$79,940
Other current liabilities	14,758	19,788
Income taxes payable	2,843	2,078
Long-term debt—current portion	21,250	—
Capital lease obligations—current portion	1,085	593
Total current liabilities	112,798	102,399
Long-term debt	593,750	626,000
Capital lease obligations	1,342	205
Deferred income taxes	57,647	55,445
Total Long-term liabilities	652,739	681,650
Total liabilities	765,537	784,049
Total stockholders’ equity	765,341	753,367
Total liabilities and stockholders’ equity	$1,530,878	$1,537,416

Exhibit 3

Wesco Aircraft Holdings, Inc.

Condensed Consolidated Statements of Cash Flows (UNAUDITED)

(In thousands)

	Three Months Ended
	December 31, 2012	December 31, 2011
Cash flows from operating activities
Net income	$18,426	$23,178
Adjustments to reconcile net income to net cash provided by operating activities
Amortization of intangible assets	1,663	923
Depreciation	1,253	1,459
Amortization of deferred financing costs	5,664	998
Bad debt and sales return reserve	(18)	(90)
Non-cash foreign currency exchange	230	(39)
Non-cash stock-based compensation	987	665
Excess tax benefit related to stock options exercised	(741)	—
Change in value of derivative	—	(734)
Deferred income tax provision	2,677	2,070
Loss on fixed asset disposal	—	339
Changes in assets and liabilities
Accounts receivable	(1,343)	(3,252)
Income taxes receivable	3,891	5,808
Inventories	(16,034)	(5,382)
Prepaid expenses and other assets	(2,885)	(2,008)
Accounts payable	(5,460)	2,682
Accrued expenses and other liabilities	(5,017)	(6,663)
Income taxes payable	788	2,643
Net cash provided by operating activities	4,081	22,597
Cash flows from investing activities
Purchases of property and equipment	(597)	(644)
Proceeds from sale of equipment	—	2,759
Net cash provided by (used in) investing activities	(597)	2,115
Cash flows from financing activities
Proceeds from issuance of long-term debt	615,000	—
Repayments of long-term debt	(626,000)	(25,000)
Financing fees	(7,274)	—
Repayment of capital lease obligations	(341)	(521)
Excess tax benefit related to stock options exercised	741	—
Proceeds from exercise of stock options	1,787	—
Purchase of Treasury Stock	(8,452)	—
Net cash used in financing activities	(24,539)	(25,521)
Effect of foreign currency exchange rates on cash and cash equivalents	(67)	(41)
Net decrease in cash and cash equivalents	(21,122)	(850)
Cash and cash equivalents, beginning of period	60,856	45,525
Cash and cash equivalents, end of period	$39,734	$44,675

Exhibit 4

Wesco Aircraft Holdings, Inc.

Non-GAAP Financial Information (UNAUDITED)

(In thousands, except for per share data)

	Three Months Ended
	December 31, 2012	December 31, 2011

EBITDA & Adjusted EBITDA
Net income	$18,426	$23,178
Provision for income taxes	9,417	15,365
Interest and other, net	11,377	6,514
Depreciation and amortization	2,916	2,382
EBITDA	42,136	47,439
Unusual or non-recurring items	1,454	—
Adjusted EBITDA	$43,590	$47,439

Adjusted Net Income
Net income	$18,426	$23,178
Amortization of intangible assets	1,663	923
Amortization of deferred financing costs	5,664	998
Unusual or non-recurring items	1,454	—
Adjustments for tax effect	(3,082)	(768)
Adjusted Net Income	$24,125	$24,331

Adjusted Basic Earnings Per Share
Weighted-average number of basic shares outstanding	92,514	91,198
Adjusted Net Income Per Basic Shares	$0.26	$0.27

Adjusted Diluted Earnings Per Share
Weighted-average number of diluted shares outstanding	95,179	94,979
Adjusted Net Income Per Diluted Shares	$0.25	$0.26

Contact Information

Mark Davidson

Investor Relations

661-802-5090

Mark.Davidson@wescoair.com